SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C. 20549


                          SCHEDULE 13G

    INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

           Under the Securities Exchange Act of 1934
                       (Amendment No. 5)*

                 FINANCIAL FEDERAL CORPORATION
                        (Name of Issuer)

                          COMMON STOCK
                 (Title of Class of Securities)

                            317492106
                         (CUSIP Number)

                        _________________





_______________


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       Page 1 of 4 Pages

                          SCHEDULE 13G


CUSIP No. 317492106                   PAGE 2 OF 4 PAGES



1            NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                               Bernard G. Palitz

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
             (a) []
             (b) []

3            SEC USE ONLY

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America

NUMBER       5     SOLE VOTING POWER        1,713,223
OF SHARES

BENEFICIALLY 6     SHARED VOTING POWER        116,250
OWNED
BY

EACH         7     SOLE DISPOSITIVE POWER   1,713,223
REPORTING

PERSON WITH  8     SHARED DISPOSITIVE POWER   116,250


9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON
                                   1,829,473

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                    []

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                   12.2%

12           TYPE OF REPORTING PERSON*
                                   IN









             *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 317492106                                  Page 3 of 4 Pages

Item 1  (a)  Name of Issuer

             FINANCIAL FEDERAL CORPORATION

        (b)  Address of Issuer's Principal Executive Offices

             400 Park Avenue, 8th Floor, New York, NY 10022

Item 2  (a)  Name of Person Filing

             Bernard G. Palitz

        (b)  Address of Principal Business Office or, if none,
             Residence:

             c/o Gregory Capital Corporation,
             445 Park Ave. New York, NY 10022

        (c)  Citizenship:

             United States of America

        (d)  Title of Class of Securities

             Common Stock

        (e)  CUSIP Number:

             317492106

Item 3  If this  statement is filed pursuant to Rule 13d-
        1(b), or 13d-2(b), check whether the person filing is a:

             Not applicable.

Item 4  Ownership

        (a)  Amount Beneficially Owned

             1,829,473

        (b)  Percent of Class

             12.2%

        (c)  Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote 1,713,223


CUSIP No. 317492106                                   Page 4 of 4 Pages

            (ii)  shared power to vote or to direct the vote:  116,250

            (iii) sole power to dispose or to direct the disposition
                  of:  1,713,223

            (iv)  shared power to dispose or to direct the disposition of:  116,250


Item 5  Ownership of Five Percent or Less of a Class.
            Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of
        Another Person
            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
            Not Applicable

Item 8  Identification and Classification of Members of the Group
            Not Applicable

Item 9  Notice of Dissolution of Group
            Not Applicable

Item 10 Certification
            Not Applicable

 ___________________________________________________________________________

                                SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            2/2/98
                                            [Date]

                                            /s/ Bernard G. Palitz
                                            [Signature]

                                            Bernard G. Palitz
                                            [Name, Title]